Exhibit 5.1
June 18, 2008
Energy Conversion Devices, Inc.
2956 Waterview Drive
Rochester Hills, Michigan 48309
Re: $316,250,000 Aggregate Principal Amount of 3.00% Convertible Senior Notes due 2013 of Energy Conversion Devices, Inc. Offered Through Underwriters
Ladies and Gentlemen:
     We are acting as counsel to Energy Conversion Devices, Inc., a Delaware corporation (the “Company”), in connection with (A) the registration by the Company under the Securities Act of 1933 (the “Act”) of (i) $316,250,000 in aggregate principal amount of the Company’s 3.00% Convertible Senior Notes due June 15, 2013 (the “Notes”), and (ii) 3,444,989 underlying shares of the Company’s common stock, par value $0.01 per share (the “Shares” and, together with the Notes, the “Securities”) issuable upon conversion of the Notes pursuant to the Registration Statement on Form S-3 (File No. 333-131886) filed with the Securities and Exchange Commission on February 15, 2006, and (B) the issuance and sale of the Notes pursuant to the Underwriting Agreement, dated as of June 18, 2008 (the “Underwriting Agreement”), among the Company and Credit Suisse Securities (USA) LLC, UBS Securities LLC, Deutsche Bank Securities Inc., J.P. Morgan Securities Inc. and Lazard Capital Markets LLC as Underwriters (the “Underwriters”). The Notes will be issued under the Indenture as amended and supplemented by the First Supplemental Indenture (the “Supplemental Indenture”), each to be executed and dated as of June 24, 2008, in the forms filed as Exhibits 4.1 and 4.2, respectively, to the Current Report on Form 8-K as to which this opinion is being filed (the “Offering Form 8-K”), to be entered into by and between the Company and The Bank of New York Trust Company, N.A., as Trustee (the “Trustee”)(the Indenture as amended and supplemented by the Supplemental Indenture, the “Indenture”). The Notes, the Indenture and the Underwriting Agreement are collectively referred to herein as the “Company Agreements.”
     We have reviewed such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. We have assumed that the resolutions adopted by the Company’s Board of Directors and its Finance Committee authorizing the Company to issue, offer and sell the Securities will remain in full force and effect at all times at which any Securities are offered, sold or issued by the Company and we have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals. We have also assumed further that the certificates for the Shares conform to the specimen incorporated by reference as an exhibit to the Registration Statement and have been duly countersigned by the transfer agent of the Company’s Common Stock and duly registered by the registrar of the Company’s Common Stock.
     We have assumed further that the Trustee has duly authorized, executed and delivered the Indenture.
     We have relied as to certain matters on information obtained from public officials, officers of the Company, and other sources believed by us to be responsible.
     Based upon the foregoing, and subject to the qualifications set forth below, we are of the opinion that when, as and if: (i) the Registration Statement and any required post-effective amendments thereto have all become effective under the Act and all prospectus supplements required by applicable law have been delivered and filed as required by such laws, (ii) the Indenture has been duly executed and delivered on behalf of the Company, (iii) the Trustee is qualified to act as such under applicable law and the Indenture has been qualified under the Trust Indenture Act of 1939, as amended, (iv) any legally required consents, approvals, authorizations and other orders of the Commission and other regulatory authorities have been obtained, and (v) the Notes have been duly executed by the Company and authenticated by the Trustee in accordance with the Indenture and have been duly issued and delivered against payment therefor in accordance with such corporate action and as contemplated in the Registration Statement and the prospectus supplement setting forth the terms of the Notes and the plan of distribution, and assuming the Notes as issued and delivered comply with all requirements and restrictions, if any, applicable to the Company, whether imposed by any agreement or instrument to which the Company is a party or by which it is bound or any court or governmental or regulatory body having jurisdiction over the Company or otherwise, then, upon the happening of such events:
     1. the Notes will constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles; and
     2. the Shares, when issued upon such conversion of the Notes in accordance with the terms of the Notes and Indenture, will be validly issued, fully paid and non-assessable.
     The foregoing opinion is subject to the following qualifications:
          (a) We express no opinion as to any commodities laws or insurance laws. We express no opinion as to Regulation T, U or X of the Board of Governors of the Federal Reserve System.
          (b) We express no opinion as to: (i) waivers of defenses, subrogation and related rights, rights to trial by jury, rights to object to venue, or other rights or benefits bestowed by operation of law; (ii) releases or waivers of unmatured claims or rights; (iii) indemnification, contribution, exculpation, or arbitration provisions, or provisions for the non-survival of representations, to the extent they purport to indemnify any party against, or release or limit any party’s liability for, its own breach or failure to comply with statutory obligations, or to the extent such provisions are contrary to public policy; (iv) provisions for liquidated damages and penalties, penalty interest and interest on interest; (v) provisions purporting to supersede equitable principles, including provisions requiring amendments and waivers to be in writing and provisions making notices effective even if not actually received, (vi) provisions making notices effective even if not actually received, (vii) provisions purporting to make a party’s determination conclusive, (viii) exclusive jurisdiction or venue provisions, or (ix) provisions in the Company Agreements requiring compliance with the terms of any agreement or other instrument that is not a Company Agreement.
     We are members of the bars of the District of Columbia and the state of New York. We do not express any opinion herein on any laws other than the laws of the state of New York and the Delaware General Corporation Law, the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.
     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Offering Form 8-K. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,
/s/ COVINGTON & BURLING LLP

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